Exhibit 10.23

Amendment to the Employment Agreement
by and between

SV Management Switzerland AG (the Company) Rigistrasse 2, 6300 Zug
and

Thrasyvoulos Moraitis (the Executive) Meisenbergstrasse 5, 6300 Zug
(The Company and the Executive are also referred to as Party or Parties).

Preamble
A.The Parties entered into an employment agreement on 5/8 May 2023 (the Employment Agreement) as amended from time to time. The Employment Agreement is governed by Swiss law.
B.Upon the recommendation of the compensation committee of the Company and approval by the Company’s Board on 4 December 2025, the Company has resolved to amend the Employment Agreement by (i) amending certain provisions regarding the Good Leaver Clause and (ii) implementing a salary adjustment effective as of 1 January 2026. In line with this recommendation, as of that date, the Executive’s annual base salary shall be fixed at CHF 822,000 gross. This amount is based on the annual base salary as of January 2023, as calculated at the commencement of the Executive’s employment, plus a 1.5% inflation adjustment (totalling CHF 821,718, rounded up to CHF 822,000).
C.The Parties therefore intend to amend the Employment Agreement accordingly by this amendment agreement (the Amendment Agreement).
D.All terms and definitions used in this Amendment Agreement to the Employment Agreement shall have the same meaning as in the Employment Agreement unless specified hereafter.

A.Amendments
The following sections of the Employment Agreement shall be amended and replaced as follows (Changes in italic and underlined):
7.2 Base Salary
The Executive shall receive an annual base salary of CHF 822,000, p.a., effective as of 1 January 2026 (the Base Salary), payable in 12 (twelve) monthly installments of CHF 68,500 gross each at the end of the month to a bank or postal account to be specified by the Executive, plus any mandatory state contributions for family and children allowances (Kinderzulage~~)~~. ~~Any Base Salary earned since the Commencement Date and not already paid to the Executive will be paid together with the Base Salary in May 2023.~~
7.3 Annual Bonus
The Executive may receive a discretionary annual bonus set at ~~targeted to be~~ 100% of Base Salary for target performance, (i.e. the target annual bonus is CHF 822,000 gross (the Annual Bonus)), and a maximum achievement level of 166% (i.e. maximum Annual Bonus is CHF 1,364,520 gross). ~~depending on the achievements of goals.~~
The Board (or a compensation committee established by the Board) will establish targets for the Annual Bonus in consultation with the Executive, such targets being a combination of both personal targets of the Executive and financial targets regarding the performance of the Group. However, the Board is free to deviate at its own discretion upwards or downwards from the targets set in its final determination of the Annual Bonus. ~~In any case, any overachievement of targets will only be taken into account up to a target achievement level of 166%, i.e. the maximum Annual~~

~~Bonus is CHF 1,364,520 gross~~. If no targets are set, any Annual Bonus shall be determined at the discretion of the Board.
In the event of termination of the Employment, the Executive has no entitlement to an Annual Bonus, not even on a pro-rata temporis basis, subject to the provisions under Section 19.3.
Any Annual Bonus is due for payment in April following the respective bonus period, such bonus period corresponding to a period from January, 1st to December, 31st of each respective calendar year (the Bonus Period).
~~For the Bonus Period 2023, the Executive will be granted a minimum Annual Bonus amounting to USD 875,000 gross, subject to the Executive being in an unterminated Employment and in good standing as of December 31st, 2023.~~
7.7 Exchange Rate
All amounts to be paid to the Executive in the course of the Employment will be paid in Swiss Francs. ~~The exchange rate issued by the Federal Tax Administration (Course Listings for the Federal Income Tax, Kurslisten Direkte Bundessteuer der Eidgenossischen Steuerverwaltung) at the l 51 of January of each calendar year shall be decisive for any payments made during this whole calendar year. For payments during 2023, the following exchange rate shall apply:~~
~~0.925228 CHF/USD.~~
19.3.1 Good Leaver
Good Leaver means any of the following:
•Termination by the Company other than for cause within the meaning of Article 337 para.(l) of the Swiss Code of Obligations (CO) or if there is no valid reason within the meaning of Article 340c para.(2) CO. This applies both in the context of a Liquidity Event, as defined below, or outside the context of such Liquidity Event. Liquidity Event shall mean a Company Sale, Drag Sale or Public Offering, it being understood that the definitions of the foregoing terms as set out in the shareholder’s agreement of the Holding Company dated 29th December, 2022, as may be amended from time to time, shall apply accordingly.
•Termination by the Executive for cause within the meaning of Article 337 para.(1) CO or if there is a valid reason within the meaning of Article 340c para.(2) CO, set by the Company.
•Termination of the Employment Agreement in connection with the Executive’s statutory retirement in Switzerland (currently age 65), provided that (i) the Executive has given notice of his intention to retire in compliance with the Notice Period, or (ii) by agreement of the Holding Company’s board of directors in the event of early retirement or other statutory retirement if the retirement age in Switzerland has changed or if the Executive is no longer a resident of Switzerland (each, a “Good Leaver Retirement”). As part of any Good Leaver Retirement, the Executive will remain available and continue to provide services as an employee to the Company during the Notice Period, unless he is released from work at the Holding Company’s board of directors’ discretion. Additionally, during the Notice Period the Executive will work with the Holding Company’s board of directors in good faith and using reasonable commercial efforts to facilitate a transition of his duties and avoid an Event of Default under Section 6.08 of the Holding Company’s Finance Agreement with the United States International Development Finance Corporation. For the avoidance of doubt, reaching statutory retirement age shall not, by itself, automatically terminate the Employment Agreement, and the parties may agree for the Executive to continue employment beyond such age.
•In case of a Good Leaver event, the Executive will receive the following benefits, subject to execution of a separation agreement and release acceptable to the Company:
•Lump sum payment of two times the annual Base Salary plus an additional amount corresponding to two times the target Annual Bonus, each subject to any salary increases granted from time to time and less any payments made during the notice period, irrespective of whether the Executive is on garden leave or not. Section 7.5 will apply accordingly to such lump sum payment.
•The Annual Bonus will be paid on a pro-rata temporis basis, depending on the achievement of respective goals by the Executive and the Group, such target achievement to be determined by the Board (or a compensation committee established by the Board) at its discretion.
•Continued coverage at the cost of the Company under the Company’s medical and other benefit plans for the earlier of (a) 24 months after termination of the Employment or (b) the commencement of a new employment under which the Executive is granted comparable benefits.
•Payment of accrued entitlements, i.e. in particular but not limited to any salary components due until the termination date, unused vacation entitlements, unreimbursed business expenses, etc.

B.Miscellaneous
Subject to the amendments as per section A, the Employment Agreement shall remain unchanged.
The Parties have duly executed this Amendment Agreement to the Employment Agreement in two originals, each Party receiving one original.
Sections 20.3 (Amendments), 20.4 (Applicable Law), 20.5 (Place of Jurisdiction) of the Employment Agreement, shall apply to this Amendment Agreement.

Signatures
SV Management Switzerland AG
Place, date	/s/ Justin Machin
Justin Machin Director
Executive	/s/ Thrasyvoulos Moraitis
Place, date	Thrasyvoulos Moraitis CEO